Exhibit 1.5

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED

JULY 31, 2009

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying unaudited interim consolidated financial statements of Noront Resources Ltd. were prepared by management in accordance with Canadian generally accepted accounting principles. The most significant of these accounting principles have been set out in the April 30, 2009 audited financial statements. Only changes in accounting policies have been disclosed in these unaudited interim consolidated financial statements. Management acknowledges responsibility for the preparation and presentation of the unaudited interim consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances.

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the unaudited interim consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the unaudited interim consolidated financial statements and (ii) the unaudited interim consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the unaudited interim consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the unaudited interim consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the internal controls over the financial reporting process and the unaudited interim consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited interim consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim consolidated financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these unaudited interim consolidated financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

Noront Resources Ltd.

INTERIM CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

	July 31 2009	April 30 2009
Assets
Current
Cash and cash equivalents	$8,654,500	$18,932,110
Restricted cash	644,143	742,282
Marketable securities	1,510,487	1,399,762
Accounts receivable	9,437,174	9,418,885
Prepaid expenses	120,977	98,765

	20,367,281	30,591,804
Exploration advances	977,413	1,007,084
Equipment (Note 5)	233,155	222,879
Mining properties and deferred exploration expenditures (Note 6)	55,691,393	48,045,399

	$77,269,242	$79,867,166

Liabilities
Current
Accounts payable and accrued liabilities (Note 8)	$4,132,534	$4,904,449
Advances from optionees	257,870	356,738
Site remediation provision	543,123	532,474

	4,933,527	5,793,661
Site remediation provision	150,409	147,460

	5,083,936	5,941,121
Shareholders’ Equity
Capital stock (Note 7(b))	91,605,051	91,605,051
Contributed surplus	21,403,149	20,619,979
Deficit	(38,164,718)	(35,530,084)
Accumulated other comprehensive loss	(2,658,176)	(2,768,901)

	72,185,306	73,926,045

	$77,269,242	$79,867,166

Basis of Presentation and Accounting Policies (Note 2)

Commitments (Note 11)

Subsequent Event (Note 13)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
Income
Interest income	$20,016	$367,416
Management fee income	30,682	—

	50,698	367,416

Expenses
Consulting, wages and benefits (Note 8)	393,776	358,899
Office and general	316,812	173,165
Professional fees	142,633	66,494
Filing fees	19,880	1,570
Shareholder information	38,291	91,906
General exploration expense	90,043	3,291
Amortization	30,727	9,534
Stock-based compensation	157,565	6,649,099

	1,189,727	7,353,958

Loss before the following:	(1,139,029)	(6,986,542)
Employee severance payments (Notes 7(c) and 8(a))	1,495,605	—

Net loss for the period	$(2,634,634)	$(6,986,542)

Loss per share - basic and diluted (Note 9)	$(0.02)	$(0.05)

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
Net loss	$(2,634,634)	$(6,986,542)

Other comprehensive loss
Unrealized gain (loss) on available-for-sale marketable securities, net of taxes	110,725	(843,847)

Total other comprehensive loss	$(2,523,909)	$(7,830,389)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

	Common Shares	Capital Stock	Warrants	Contributed Surplus	Deficit	Accumulated Other Comprehensive (Loss)	Total
Balance, April 30, 2008	129,393,883	$76,782,702	$9,479,298	$4,462,028	$(10,550,176)	$(263,481)	$79,910,371
Issued for Golden Valley option	56,174	150,000	—	—	—	—	150,000
Flow-through private placement	23,587,500	18,870,000	—	—	—	—	18,870,000
Cost of issue - cash	—	(754,800)	—	—	—	—	(754,800)
Exercise of options	1,225,000	434,500	—	—	—	—	434,500
Fair value of exercise of options	—	389,827	—	—	—	—	389,827
Exercise of warrants	440,900	330,675	—	—	—	—	330,675
Fair value of exercise of warrants	—	874,447	—	—	—	—	874,447
Tax effect on renunciation of flow-through expenditures	—	(5,472,300)	—	—	—	—	(5,472,300)
Fair value of warrants exercised	—	—	(874,447)	—	—	—	(874,447)
Fair value of warrants expired	—	—	(8,604,851)	8,604,851	—	—	—
Stock options granted	—	—	—	7,942,927	—	—	7,942,927
Stock options exercised	—	—	—	(389,827)	—	—	(389,827)
Net loss for the year	—	—	—	—	(24,979,908)	—	(24,979,908)
Net change in unrealized losses on available-for-sale marketable securities, net of taxes	—	—	—	—	—	(2,505,420)	(2,505,420)

Balance, April 30, 2009	154,703,457	$91,605,051	$—	$20,619,979	$(35,530,084)	$(2,768,901)	$73,926,045
Net loss for the period	—	—	—	—	(2,634,634)	—	(2,634,634)
Stock options granted	—	—	—	783,170	—	—	783,170
Net change in unrealized losses on available-for-sale marketable securities, net of taxes	—	—	—	—	—	110,725	110,725

Balance, July 31, 2009	154,703,457	$91,605,051	$—	$21,403,149	$(38,164,718)	$(2,658,176)	$72,185,306

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
Cash and cash equivalents and restricted cash (used in) provided by:
Operating activities
Net loss for the period	$(2,634,634)	$(6,986,542)
Amortization	30,727	9,534
Stock-based compensation	783,170	6,649,099
Accretion of site remediation provision	13,598	—
Net change in non-cash working capital:
Accounts receivable	(18,289)	(165,790)
Prepaid expenses	(22,212)	(4,890)
Accounts payable and accrued liabilities	(515,685)	(2,130,161)

	(2,363,325)	(2,628,750)

Investing activities
Mining properties and deferred exploration expenditures	(7,872,553)	(9,923,313)
Acquisition of equipment	(41,003)	(30,678)

	(7,913,556)	(9,953,991)

Financing activities
Issue of common shares, net of share issue costs	—	315,675
Advances from optionees	(98,868)	393,072

	(98,868)	708,747

Change in cash, cash equivalents, and restricted cash	(10,375,749)	(11,873,994)
Cash, cash equivalents, and restricted cash, beginning of period	19,674,392	55,830,632

Cash, cash equivalents, and restricted cash, end of period	$9,298,643	$43,956,638

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
Cash, Cash Equivalents, and Restricted Cash is Comprised of:
Cash and cash equivalents	$8,654,500	$28,874,973
Restricted cash and equivalents	644,143	—
Guaranteed investment certificates	—	15,081,665

	$9,298,643	$43,956,638

Supplementary Cash Flow Information:
Interest received	$19,288	$329,765

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF MINING PROPERTIES AND

DEFERRED EXPLORATION EXPENDITURES

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
McFauld’s Lake Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario**
Balance, beginning of period	$44,951,948	$14,899,048

Acquisition costs	—	656,499
Assays	349,150	19,349
Drilling	5,651,904	2,040,646
Camp operations	735,593	1,374,732
Geophysics	503,637	863,105
Geological	355,097	624,653
Environmental	6,980	—
Other	1,047	29,748
Option payments received	—	(230,000)

	7,603,408	5,378,732

Balance, end of period	$52,555,356	$20,277,780

Windfall Lake, Urban Township, Quebec**
Balance, beginning of period	$—	$7,772,273

Acquisition costs	—	4,550
Assays	—	1,191
Geological	—	146,128
Drilling	—	54,345
Subsurface work	—	3,279,707
Camp costs	—	280,898
Road construction	—	16,950
Environmental	—	154,261
Community relations	—	101,600
Accretion of remediation provision	—	9,735
Other	—	1,212

	—	4,050,577

Balance, end of period	$—	$11,822,850

**	Descriptions of the above properties can be found in Note 6 of the April 30, 2009 audited consolidated financial statements.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF MINING PROPERTIES AND

DEFERRED EXPLORATION EXPENDITURES (CONTINUED)

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
Garden Island Project, Quebec**
Balance, beginning of period	$992,994	$336,859
Acquisition costs	—	17,690
Geology	—	129,966
Assays	—	633
Geophysics	42,179	48,435
Drilling	407	56,718
Line cutting	—	82,049
Environmental	—	16,330

	42,586	351,821

Balance, end of period	$1,035,580	$688,680

Lizar Project, Ontario**
Balance, beginning and end of period	$—	$641,505

El Verde, Mexico**
Balance, beginning and end of period	$—	$605,285

Volcan 1 Copper Mine, Mexico**
Balance, beginning and end of period	$—	$419,310

Escondida Project, Mexico**
Balance, beginning of period	$—	$357,324

Other	—	6,220

Balance, end of period	$—	$363,544

**	Descriptions of the above properties can be found in Note 6 of the April 30, 2009 audited consolidated financial statements.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

INTERIM CONSOLIDATED STATEMENTS OF MINING PROPERTIES AND

DEFERRED EXPLORATION EXPENDITURES (CONTINUED)

(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED)

Three months ended July 31,	2009	2008
Iron Lake, Ontario**
Balance, beginning of period	$—	$72,727

Acquisition costs	—	5,000
Drilling	—	1,650
Geological	—	10,982
Other	—	61

	—	17,693

Balance, end of period	$—	$90,420

Golden Valley Project, Ontario**
Balance, beginning and end of period	$1,078,549	$—

Fishhook Project, Ontario**
Balance, beginning and end of period	$1,021,908	$—

TOTAL	$55,691,393	$34,909,374

**	Descriptions of the above properties can be found in Note 6 of the April 30, 2009 audited consolidated financial statements.

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

1.	NATURE OF BUSINESS

Noront Resources Ltd. (the “Company” or “Noront”) is an active resource exploration company listed on tier 2 of the TSX Venture Exchange (“TSX-V”) involved in the acquisition, exploration and development of properties prospective in base metals, including: copper, nickel, platinum group metals, vanadium, and chromite. The primary focus of the Company is its McFauld’s Lake Project, in the Ring of Fire area (“ROF”) that is located in the James Bay Lowlands, Ontario, where Noront has had five discoveries, since August 2007.

2.	BASIS OF PRESENTATION AND ACCOUNTING POLICIES

These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes to the consolidated financial statements required by Canadian generally accepted accounting principles for annual consolidated financial statements in Canada. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended July 31, 2009 may not necessarily be indicative of the results that may be expected for the year ending April 30, 2010.

The balance sheet at April 30, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by Canadian generally accepted accounting principles for complete consolidated financial statements. The unaudited interim consolidated financial statements have been prepared by management in accordance with the accounting policies described in the Company’s annual consolidated financial statements for the year ended April 30, 2009, except as noted below. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual consolidated financial statements for the year ended April 30, 2009.

These unaudited interim consolidated financial statements have been prepared using Canadian generally accepted accounting principles (“GAAP”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. The Company has no current or foreseeable prospect of generating significant revenues. Accordingly, the success of the Company is dependent, among other things, on obtaining sufficient funding to enable the Company to explore and develop its properties. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

2.	BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

Goodwill and Intangible Assets

In November 2007, the CICA approved Handbook Section 3064, Goodwill and Intangible Assets which replaces the existing Handbook Sections 3062, Goodwill and Other Intangible Assets and 3450 Research and Development Costs. This standard is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2009, with earlier application encouraged. The standard provides guidance on the recognition, measurement and disclosure requirements for goodwill and intangible assets. The Company adopted this standard on May 1, 2009, with no impact on the Company’s unaudited interim consolidated financial statements for the three months ended July 31, 2009.

Future Accounting Changes

Business Combinations. Consolidated Financial Statements and Non-Controlling Interests

The CICA issued three new accounting standards in January 2009: Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling interests. These new standards will be effective for fiscal years beginning on or after January 1, 2011. The Company is in the process of evaluating the requirements of the new standards.

Sections 1582 replaces section 1581 and establishes standards for the accounting for a business combination. It provides the Canadian equivalent to International Financial Reporting Standards IFRS 3 - Business Combinations. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Sections 1601 and 1602 together replace section 1600, Consolidated Financial Statements. Section 1601, establishes standards for the preparation of consolidated financial statements. Section 1601 applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of International Financial Reporting Standard lAS 27 - Consolidated and Separate Financial Statements and applies to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board (“AcSB”) formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of IFRS on its consolidated financial statements.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

3.	CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company defines capital to include its working capital position and the capital stock, warrant, and option components of its shareholders equity.

The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management has chosen to mitigate the risk and uncertainty associated with raising additional capital within current economic conditions by:

i)	minimizing discretionary disbursements;

ii)	reducing or eliminating exploration expenditures which are of limited strategic value;

iii)	exploring alternate sources of liquidity.

In light of the above, the Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the three months ended July 31, 2009. The Company is not subject to externally imposed capital requirements.

4.	PROPERTY AND FINANCIAL RISK FACTORS

a)	Property Risk

The Company’s major mineral property is the Double Eagle Property - “Ring of Fire”. Unless the Company acquires or develops additional material properties, the Company will be mainly dependent upon its existing property. If no additional major mineral properties are acquired by the Company, any adverse development affecting the Company’s property would have a materially adverse effect on the Company’s financial condition and results of operations.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

4.	PROPERTY AND FINANCIAL RISK FACTORS (Continued)

b)	Financial Risk

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate, and commodity price risk).

Risk management is carried out by the Company’s management team with guidance from the Audit Committee under policies approved by the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

Credit Risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, restricted cash and accounts receivable. Cash and cash equivalents and restricted cash, consist of cash on hand, term deposits and high yield deposit accounts with reputable financial institutions which are closely monitored by management. Financial instruments included in accounts receivable consist of sales tax receivable from government authorities in Canada and exploration advances held with service providers. Accounts receivable are in good standing as of July 31, 2009. Management believes that credit risk with respect to financial instruments included in cash and cash equivalents and accounts receivable is remote.

Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at July 31, 2009, the Company had a cash, cash equivalents and restricted cash balances of $9,298,643 (April 30, 2009 - $19,674,392) and a liquid marketable securities balance of $1,510,487 (April 30, 2009 - $1,399,762) to settle current liabilities of $4,933,527 (April 30, 2009 - $5,793,661). All of the Company’s financial liabilities other than advances from optionees have contractual maturities of less than 30 days and are subject to normal trade terms. The Company remains dependent upon financing from capital markets.

Market Risk

Market risk is the risk of loss that might arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

a)	Interest Rate Risk

The Company has cash balances and no interest-bearing debt. The Company’s current policy is to invest excess cash in investment-grade short-term deposit certificates and deposit account managed by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

b)	Foreign Currency Risk

The Company’s functional currency and reporting currency is the Canadian dollar and major purchases are transacted in Canadian dollars. As such, the Company’s exposure to foreign currency risk is remote. The Company does not currently have any plans for exploration activities in foreign jurisdictions.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

4.	PROPERTY AND FINANCIAL RISK FACTORS (Continued)

Market Risk (Continued)

c)	Price Risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices as it relates to valuable minerals, individual equity movements, and the stock market to determine the appropriate course of action to be taken.

Sensitivity Analysis

The Company has designated its cash and cash equivalents, restricted cash and marketable securities as available-for-sale, which are measured at fair value. Financial instruments included in accounts receivable, prepaid expenses and exploration advances are classified as loans and receivables, which are measured at amortized cost and are equal to fair value. Accounts payable and accrued liabilities, and advances from optionees are classified as other financial liabilities which are measured at amortized cost and are equal to fair value.

As at July 31, 2009, the carrying and fair value amounts of the Company’s financial instruments are approximately equivalent.

Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are “reasonably possible” over a nine month period.

i)	Held-for-trading assets includes investment certificates and interest bearing deposits accounts totalling $9,298,643 subject to varying interest rates. Sensitivity to a plus or minus 1% change in rates would affect the reported net income by approximately $23,247 (July 31, 2008 - $109,892)

ii)	The Company does not hold balances in foreign currencies to give rise to exposure to foreign exchange risk.

iii)	Price risk could adversely affect the Company. In particular, the Company’s future profitability and viability from mineral exploration depends upon the world market price of valuable minerals. Commodity prices have fluctuated significantly in recent years. There is no assurance that, even as commercial quantities of minerals may be produced in the future, a profitable market will exist for them.

As of July 31, 2009, the Company is not a producer of valuable minerals. As a result, commodity price risk may affect the completion of future equity transactions such as equity offerings and the exercise of stock options and warrants. This may also affect the Company’s liquidity and its ability to meet its ongoing obligations.

iv)	The Company’s marketable securities are denominated in Canadian dollars. Sensitivity to a 10% plus or minus movement in the Canadian listed equity prices would impact comprehensive loss by $139,976 (July 31, 2008 - $ 330,143).

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

4.	PROPERTY AND FINANCIAL RISK FACTORS (Continued)

Sensitivity Analysis (Continued)

v)	Mineral property risk is significant. In particular, if an economic orebody is not found, the Company cannot enter into commercial production and generate sufficient revenues to fund its continuing operations. There can be no assurance that the Company will generate any revenues or achieve profitability or provide a return on investment in the future from any of the properties it may have an interest in.

5.	EQUIPMENT

	Cost	Accumulated Amortization	July 31, 2009	April 30, 2009
Construction equipment	$118,800	$29,700	$89,100	$99,000
Equipment	63,844	13,013	50,831	45,151
Furniture and fixtures	45,004	43,504	1,500	10,452
Computer equipment	87,998	20,461	67,537	58,404
Computer software	17,107	2,138	14,969	—
Leasehold improvements	13,080	3,862	9,218	9,872

	$345,833	$112,678	$233,155	$222,879

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES

On a quarterly basis, management of the Company reviews exploration costs to ensure deferred expenditures include only costs and projects that are eligible for capitalization.

For a description of the mining properties owned by the Company, refer to Note 6 of the audited consolidated financial statements as at April 30, 2009. Specific changes to mining properties that occurred from May 1, 2009 to July 31, 2009 are as follows:

(i)	McFauld’s Lake Property - “Ring of Fire”, James Bay Lowlands, Northeastern Ontario

On May 20, 2009, the Company entered into a Joint Venture agreement (the “Agreement”) with Probe Mines Limited (“Probe”), comprising 87 claim units located in the “Ring of Fire” area of McFauld’s Lake, Northern Ontario. The claim units, comprising 4 individual blocks of Probe’s claims. The terms of the agreement will see the immediate formation of a 50-50 Joint Venture between Probe and Noront, under which Probe will act as operator for the first two years, and alternate operatorship every two years thereafter, as long as equal ownership is maintained. If one company acquires more than 50% of the joint venture, full operatorship will be transferred to the larger property interest.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

6.	MINING PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (Continued)

(ii)	Windfall Lake, Urban Township, Quebec

On July 20, 2009, the Company entered into a property option agreement (the “Agreement”) with Eagle Hill Exploration Corporation (“Eagle Hill”) pursuant to which Eagle Hill may earn up to a 100% interest, subject to a 2% net smelter royalty.

Under the terms of the Agreement, Eagle Hill will, subject to a financing condition and regulatory approval, be entitled to earn up to a 100% interest in the Property, in the following transactions:

1.	a 10% interest upon payment of a consideration payments of CDN$600,000 and incurring expenditures of CDN$500,000 on the Property;

2.	a further 41% interest upon incurring CDN$2,000,000 in expenditures on the Property; and

3.	a further 24% interest upon incurring CDN$2,500,000 in expenditures on the Property and consideration payment of $400,000.

The Company will retain a 25% carried interest to the earlier of completion of a bankable feasibility study (the “BFS”) or a commitment to take the property into commercial production after which the Company would be responsible for its working interest of additional expenditures. If Eagle Hill does not complete a BFS or commit to take the project to production, then the Company will have the option to purchase back the 75% of the Property, within the applicable period from Eagle Hill.

At the time of completed BFS or the project has commenced production, the Company will have an option to either:

a.	convert all of its interest for a 2% net smelter royalty (“NSR”); or

b.	retain a 25% interest in the Windfall Lake Property and be responsible for its pro rata costs to go into production and will receive compensation for its costs to date from production after certain expenditures are repaid.

7.	CAPITAL STOCK

(a)	AUTHORIZED

Unlimited common shares without par value

(b)	ISSUED

	NUMBER OF SHARES	VALUE
Balance, July 31, 2009 and April 30, 2009	154,703,457	$91,605,051

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

7.	CAPITAL STOCK (Continued)

(c)	STOCK OPTIONS

A summary of the status of the Company’s stock option plan as of July 31, 2009 and changes during the period are as follows:

	Number of Stock Options	Weighted Average Exercise price
Balance, April 30, 2009	5,505,000	$2.20
Granted	3,915,000	0.62
Expired/cancelled	(200,000)	0.80

Balance, July 31, 2009	9,220,000	$1.56

On June 30, 2009 the Company granted 3,915,000 incentive stock options to officers, consultants and employees of the Company at an exercise price of $0.62, expiring on June 30, 2014. A fair value of $2,102,355 was estimated using the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%; risk-free interest rate of 2.46%; expected life of five years and a volatility of 131.47%. Of the 3,915,000 incentive stock options granted, 1,165,000 pertain to negotiated employee severance agreements and are subject to immediate vesting. An aggregate of $625,605, representing the fair value of the 1,165,000 block of options has been included in employee severance payment expense as presented on the statement of operations. All other options included in this grant are subject to vesting over a period of three years. Included in the statement of operations is $94,965 pertaining to the periodic vesting of the remaining 2,750,000 options from this grant, as well as $62,600 pertaining to vesting from a previous series of options.

Subsequent to the quarter end, 200,000 options were cancelled and have been reflected in the current quarter.

The weighted-average remaining contractual life and weighted average exercise price of options outstanding and options exercisable as at July 31, 2009 are as follows:

Number of Stock Options Outstanding	Black-Scholes Value	Exercise Price	Remaining Contractual Life (Years)	Number of Stock Options Exercisable	Expiry Date
200,000	—	$0.15	0.08	200,000	August 2009
550,000	353,743	$0.75	2.36	550,000	December 2011
50,000	170,950	$3.25	3.17	50,000	September 2012
500,000	1,725,000	$5.13	3.28	500,000	November 2012
50,000	153,500	$4.86	3.37	50,000	December 2012
1,655,000	5,478,051	$3.90	3.87	1,655,000	June 2013
100,000	290,000	$3.30	4.01	100,000	August 2013
2,200,000	1,377,200	$0.80	4.28	2,200,000	November 2013
3,915,000	720,570	$0.62	4.92	1,165,000	June 2014

9,220,000	$10,269,014	$1.56	4.20	6,470,000

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

8.	RELATED PARTY TRANSACTIONS

a)	During the three months ended July 31, 2009, $256,434 (three months ended July 31, 2008 - $46,333) was paid or payable to a company controlled by an officer and former director of the Company for consulting services, inclusive of a $200,000 employment severance payment. The officer and former director was also reimbursed for out of pocket expenses which were incurred in the normal course of operations. Included in accounts payable as at July 31, 2009 is $23,100 (April 30, 2009 - $19,662) owed with respect to these services and ancillary expense reimbursements.

b)	During the three months ended July 31, 2009 $44,000 (three months ended July 31, 2009 $nil) was paid or payable for management services to a company controlled by a director and former senior officer of the Company. Included in accounts payable as at July 31, 2009 is $28,782 (April 30, 2009 - $40,425) owed with respect to these services and ancillary expense reimbursements.

c)	During the three months ended July 31, 2009 $14,000 (three months ended July 31, 2009 - $nil) was paid or payable for management services to a company controlled by an officer and director of the Company. Included in accounts payable as at July 31, 2009 is $18,675 (April 30, 2008 - $33,191) owed with respect to these services and ancillary expense reimbursements.

The above noted transactions are in the normal course of business and are measured at the exchange amount, as agreed to by the parties.

9.	LOSS PER SHARE

Three months ended July 31,	2009	2008
Net loss attributable to common shareholders	$(2,634,634)	$(6,986,542)
Weighted average shares outstanding - basic	154,703,457	129,630,192
Dilutive stock options	—	—
Dilutive warrants	—	—
Weighted average shares outstanding - diluted	154,703,457	129,630,192
Basic and diluted loss per share	$(0.02)	$(0.05)

As result of the net loss for the three months ended July 31, 2009, the potential effect of the exercise of stock options was anti-dilutive.

Noront Resources Ltd.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN CANADIAN DOLLARS)

THREE MONTHS ENDED JULY 31, 2009

(UNAUDITED)

10.	SEGMENT DISCLOSURE

The Company has one operating segment, being the exploration of mining properties in Canada.

11.	COMMITMENTS

a)	Under the terms of an occupancy lease for office space, the Company is obligated to minimum annual rent payments of $99,888 in 2010 and $137,346 in 2011.

b)	The Company is committed minimum annual payments for the rental of exploration facilities and services of $109,200 in 2010.

c)	The Company has secured a letter of credit in favour of the Quebec Government in the amount of $385,046, representing 80% of the estimated cost of work under a corresponding site remediation plan submitted thereto.

12.	COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with current period financial statement presentation.

13.	SUBSEQUENT EVENT

On August 26, 2009 the Company closed a private placement financing, issuing 8,928,500 flow-through common shares (“Flow-Through Shares”) at a price of $2.80 per Flow-Through Share to raise gross proceeds of $24,999,800 (the “Offering”). Costs of issue include a cash fee equal to 5% of the gross proceeds of the Offering, paid to the Agents.